Exhibit 99.1

Banc of California Announces Two New Appointments to its
Board of Directors
SANTA ANA, Calif., (November 7, 2019)— Banc of California, Inc. (the “Company”)(NYSE: BANC) today announced the appointment of James “Conan” Barker and Andrew Thau to the Board of Directors of the Company (the “Board) and of its wholly-owned subsidiary, Banc of California, N.A. (the “Bank”), effective November 5, 2019. Mr. Barker serves as Co-President of Velocity Vehicle Group and Mr. Thau is Chief Operating Officer and General Counsel of United Talent Agency (“UTA”). Halle Benett, an esteemed and valued Board member, retired after 6 years of service from both Boards, effective November 6, 2019.
These appointments, along with Mr. Benett’s retirement, expand the Board to 10 directors, 9 of whom are independent. The Company’s Board regularly evaluates its composition to ensure it includes the appropriate skills, experience and perspective necessary to drive growth for all the Company’s shareholders and, with these director additions, 8 directors will have joined since 2017. Mr. Barker has been appointed to the Joint Audit Committee and Joint Asset & Liability Committee of the Boards, and Mr. Thau has been appointed to the Joint Compensation, Nominating & Governance Committee as well as the Joint Enterprise Risk Committee of the Boards.
“We are pleased to welcome Conan and Andrew as new independent directors to the Board,” said Jared Wolff, the Company’s President and CEO. “Their depth of knowledge in their respective industries complements the Board’s breadth and talent and will be extremely valuable to the Board as the Company continues to execute on its strategic initiatives. Conan and Andrew both have deep roots in the Southern California business community and their insights into our core markets will be invaluable.”
Mr. Barker has over 30 years of experience in corporate strategy, private equity, and management of large corporate enterprises. Since 1998, Mr. Barker has served as Co-President of Velocity Vehicle Group, a privately owned group of companies that serve the truck, bus and capital equipment finance markets throughout the Southwest with revenues and assets in excess of $1 billion. Mr. Barker is also a board member and 50% owner of Velocity SBA, one of 14 non-bank small business lending companies in the United States licensed to originate loans under the Small Business Administration’s 7(a) program. Mr. Barker has lived in Southern California for 21 years. He received his Bachelors in Economics and Masters in East Asian Studies from Stanford University.
“Banc of California has an incredible leadership team and I am proud to be joining the Board during such an exciting time in its history,” said Mr. Barker. “I look forward to working with my fellow Board members to help the Company further its strategic goals.”
Mr. Thau joins the Company’s Board with extensive executive, legal and operations experience. He is currently Chief Operating Officer, General Counsel, and a member of the board of UTA, one of the world’s largest talent and entertainment companies. In his position since 2007, Mr. Thau has played a central role charting the significant expansion of UTA’s global business through M&A, organic and inorganic growth strategies, amid tremendous change across the media and technology landscape. Prior to joining UTA, Mr. Thau was a senior executive at 20th Century Fox, where he oversaw a number of domestic and international cable television networks and businesses. Mr. Thau has also launched or led several new businesses, including Network LIVE, a joint venture of AOL, XM Satellite Radio and AEG, as well as Be Here, a technology and content venture. Mr. Thau began his career as an attorney in New York City specializing in bankruptcy and corporate restructuring. Mr. Thau has lived in Southern California for 25 years. He is a graduate of George Washington University and the Benjamin N. Cardozo School of Law, and has served on the boards of multiple charitable organizations.
“It’s an honor to join the Board of Banc of California,” said Mr. Thau. “Its reputation as one of the premier relationship-focused business banks in Southern California is well deserved and has been built, in no small part, through the work of a very talented leadership team. I’m excited to join the Board at a moment when the Company is so effectively transforming, and to help management carry out its vision to continue to build shareholder value.”

3 MacArthur Place Santa Ana, CA 92707 (949) 236-5250 www.bancofcal.com

Exhibit 99.1

Halle Benett’s Board tenure dates back to 2013. As one of the longest serving Board members, he has helped the Company navigate through its transformation.
“Halle’s contributions and leadership have been immeasurable and I want to thank him for being a valuable and respected member of the Board,” said Board chair Bob Sznewajs. “We are grateful for his tremendous guidance and dedication over the years.”
“Over the past 6 years, I have seen tremendous change at the Company,” said Mr. Benett. “Under the current leadership and Board, Banc of California has never been in a better position to execute on behalf of shareholders for the long-term. I look forward to the Company’s continued progress and success.”

About Banc of California, Inc.
Banc of California, Inc. (NYSE: BANC) is a bank holding company with approximately $8.6 billion in assets and one wholly-owned banking subsidiary, Banc of California, N.A. (the “Bank”). The Bank has 43 offices including 32 full-service branches located throughout Southern California. Through our dedicated professionals, we provide customized and innovative banking and lending solutions to businesses, entrepreneurs and individuals throughout California. We help to improve the communities where we live and work, by supporting organizations that provide financial literacy and job training, small business support and affordable housing. With a commitment to service and building enduring relationships, we provide a higher standard of banking. We look forward to helping you achieve your goals. For more information, please visit us at www.bancofcal.com.
Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.
Source: Banc of California, Inc.
INVESTOR RELATIONS INQUIRIES:
Banc of California, Inc.
Jared Wolff, (949) 385-8700
John A. Bogler, (855) 361-2262

3 MacArthur Place Santa Ana, CA 92707 (949) 236-5250 www.bancofcal.com